CERTIFIED RESOLUTIONS


      I, Tina H. Bloom, Assistant Secretary of The Cutler Trust (the "Trust"), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on August 27, 2009.

           WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of the fidelity bond through Federal Insurance Company (the "Fidelity Bond"); and

           WHEREAS, the amount of coverage under the Fidelity Bond is $350,000, being at least equal to the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

           NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, ratified and approved for the period from June 30, 2009 until June 30, 2010; and

           FURTHER RESOLVED, that the premium of $1,470 to be paid by the Trust under the Fidelity Bond for the period ended June 30, 2010 be, and it hereby is, ratified and approved; and

           FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and he or she hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

           FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.


August 27, 2009                                     /s/ Tina H. Bloom
                                                  -----------------------------
                                                   Tina H. Bloom
                                                   Assistant Secretary